UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

September 6, 2006

Date of Report (Date of Earliest Event Reported)

CYPRESS SEMICONDUCTOR CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	1– 10079	94-2885898
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

198 Champion Court

San Jose, California 95134

(Address of principal executive offices and zip code)

(408) 943-2600

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On September 6, 2006, Cypress Manufacturing Ltd. (“CML”), a wholly-owned subsidiary of Cypress Semiconductor Corporation (“Cypress”) located in the Philippines that provides manufacturing services for Cypress, entered into a Memorandum of Agreement and a Master Power Purchase and Sale Agreement (together, the “Agreements”) with GNPower Ltd. Co. (“GNPower”). The Agreements provide the general terms and conditions pursuant to which GNPower will build, own and operate an electric power generation facility that will supply CML (along with other third parties) with specified annual minimum quantities of electric power. Under the terms of the Agreements, CML may request additional power supply as necessary, which will be supplied by GNPower at pre-determined rates. The purpose of this transaction is to secure electric power supply for CML’s manufacturing operations in anticipation of the expected future power supply shortages and price increases in the Philippines.

In the aggregate, CML expects to purchase a minimum of approximately $30 million to $34 million in electric power over 15 years from the date of the facility’s first operation, which is estimated to be in the beginning of 2011. CML is not required to make any upfront payments upon execution of the Agreements.

Cypress intends to seek confidential treatment of certain terms contained in the Agreements, which will be filed with Cypress’s Quarterly Report on Form 10-Q for the third quarter ending October 1, 2006.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CYPRESS SEMICONDUCTOR CORPORATION

Date: September 12, 2006	By:	/s/ Brad W. Buss
Brad W. Buss Executive Vice President, Finance and Administration and Chief Financial Officer